Exhibit  99.1

Press Release

3515 SE Lionel Terrace

Stuart, FL 34997

Tel:  772-287-4846

Fax:  772-781-4778

www.ultrastrip.com

For Release:

September 26, 2003

Contact:

Mickey Donn, Sr. VP of Operations

772-287-4846 ext. 105 or email, mdonn@ultrastrip.com

Singapore Firm Fails to Obtain Financing for UltraStrip Robotic Systems

Stuart, Florida, September 26/PRNewswire/--

UltraStrip Systems, Inc. (“UltraStrip”), the developer of innovative robotic ship hull cleaning equipment, announced today that Jackwell Engineering Pte Ltd, a Singapore surface preparation service contractor firm, to date, has been unable to obtain financing for the UltraStrip M3500 Robotic Systems the company is seeking to purchase.  UltraStrip notified Jackwell that it has given the contractor 30 days to complete financing or UltraStrip will terminate the exclusive licensing arrangement between the companies.  Jackwell placed an initial order for two robotic systems for delivery in September 2003 under the terms of a five-year contract with UltraStrip, originally entered into in August 2002, providing for the purchase of up to $25 million of UltraStrip’s robotic systems.  However, Jackwell failed to make a promised downpayment of $950,000 in cash in July 2003.

UltraStrip Interim President and CEO Stephen R. Johnson states, “UltraStrip believes that we have allowed sufficient time to Jackwell to obtain financing, however, the Company is extending this 30-day window to allow Jackwell to meet the terms of the agreement. Jackwell continues to attempt to arrange alternative financing for the UltraStrip Systems.  The M3500 Robotic Systems are the highest production equipment available in the world today for coating removal in the marine industry and UltraStrip looks forward to the introduction of the technology to this strategically located market in Asia.”

UltraStrip develops and manufactures robotic solutions to environmental problems in the surface preparation and coatings removal industry and has developed portable, self-contained filtration equipment for possible use in homeland security.  UltraStrip's patented robotic water jetting systems are designed to provide an environmentally safe coatings removal process in both heavy marine and above ground storage tank applications. The robotic systems represent a significant innovation in the surface preparation of ships and other structures.   UltraStrip's patented systems have been used on the USS Eisenhower, a U.S. Navy Nimitz-class aircraft carrier, the USS Cole, the U.S. Navy destroyer attacked in Yemen in October 2000, the USS Doyle, a Navy guided missile destroyer, the USS Shreveport, LPD-17, Carnival and NCL cruise ships, as well as in the Lisnave Ship Yard in Portugal, one of the world’s busiest commercial yards for the heavy marine industry.  Information on UltraStrip can be obtained through its website www.ultrastrip.com.

Forward Looking Statements:  This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risks and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward- looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Securities and Exchange Commission filings.

###